EXHIBIT 5.1

Fort Lauderdale
Jacksonville
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
AKERMAN SENTERFITT
One Southeast Third Avenue
28th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel       305 374 5095 fax

March 14, 2007
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Ladies and Gentlemen:
     We have acted as counsel to Coconut Palm Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering (i) 26,720,055 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to be issued to the holders of the common stock of Equity Broadcasting Corporation, an Arkansas corporation (“EBC”) common stock and preferred stock upon consummation of the Agreement and Plan of Merger, dated April 7, 2006 and as amended on May 5, 2006 and September 14, 2006, with EBC and certain shareholders of EBC pursuant to which EBC will merge with and into the Company with the Company remaining as the surviving corporation (the “Merger”); (ii) 1,736,746 shares of the Company’s Series A Convertible Non-voting Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) to be issued to holders of EBC preferred stock, (iii) 1,736,746 shares of Common Stock issuable upon conversion by holders of the Company’s Series A Preferred Stock, and (iv) 3,274,853 shares of Common Stock, issuable upon conversion by holders of EBC common stock options.
     In so acting, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
          1. The Common Stock to be issued to holders of EBC common stock, the Series A Preferred Stock, the Common Stock issuable upon conversion of the Series A Preferred Stock and the Common Stock issuable upon conversion by holders of EBC common stock options, when issued in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.
          2. The shares of Common Stock to be issued by the Company upon conversion of the Series A Preferred Stock constitute a legal, valid and binding obligation of the Company except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. We have assumed that when the above-mentioned Common Stock and Series A Preferred Stock are issued they will have been duly authorized and certificates evidencing the Common Stock and Series A Preferred Stock will have been duly executed and delivered, against receipt of the consideration approved by the Board of Directors of the Company or a committee thereof which will be not less than the par value thereof. The opinions rendered herein are based on Delaware Law which shall include the applicable portions of its constitution, corporate law statutes and judicial and regulatory rulings relating to the opinions rendered herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely, AKERMAN SENTERFITT
/s/ Akerman Senterfitt